Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

December 12, 2005

Delta Financial Corporation
1000 Woodbury Road, Suite 200
Woodbury, New York 11797

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed by Delta Financial Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about December 12, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”). These shares are reserved for issuance under the Company’s 2005 Stock Incentive Plan (the “Plan”).

     As counsel to the Company, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the 1,000,000 shares of Common Stock under the Plan. For purposes of the opinion rendered below, we have assumed that in connection with the issuance of shares of Common Stock under the Plan, the Company will receive the full consideration stated in the Plan for each share of Common Stock and that such consideration in respect of each share of Common Stock consists of cash or other lawful consideration.

     Based upon and subject to the foregoing, it is our opinion that the 1,000,000 shares of Common Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner described in the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP